Exhibit 99.1

October 30, 2015

First Horizon National Corporation
165 Madison Avenue
Memphis, Tennessee 38103

Ladies and Gentlemen:

In connection with the issuance and sale of $500,000,000 aggregate principal amount of 3.500% Senior Notes due 2020 (the “Notes”) of First Horizon National Corporation, a Tennessee corporation (the “Company”), pursuant to the Underwriting Agreement, dated October 26, 2015, between the Company and Morgan Stanley & Co. LLC, Barclays Capital Inc., Goldman, Sachs & Co., and FTN Financial Securities Corp., as the Representatives of the several Underwriters listed therein, I (or counsel acting under my supervision) have examined such corporate records, certificates and other documents, and such questions of law, as I (or counsel acting under my supervision) have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is my opinion that:

(1) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Tennessee.

(2) The Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the laws of the State of Tennessee, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

Also, I have relied as to certain matters upon information obtained from public officials, officers of the Company and other sources believed by me to be responsible, including as to matters involving application of the laws of New York, upon the opinion of Sullivan & Cromwell LLP and my opinion is subject to the same assumptions, qualifications and limitations with respect to such matters are contained in such opinion, and I have assumed that the form of

Note conforms to the specimen thereof examined by me (or counsel acting under my supervision) and the Notes have been duly countersigned by a trustee and that the signatures on all documents examined by me (or counsel acting under my supervision) are genuine, assumptions which I have not independently verified.

This letter is furnished by me, solely in my capacity as General Counsel of the Company. I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and, through incorporation, to the Company’s Registration Statement on Form S-3 (File No. 333-186171). In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Charles T. Tuggle, Jr.
Charles T. Tuggle, Jr.
Executive Vice President and General Counsel, First Horizon National Corporation